Exhibit 5.1

August 22, 2023 GeoVax Labs, Inc. 1900 Lake Park Drive Suite 380 Smyrna, Georgia 30080 Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to GeoVax Labs, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Company’s above-referenced registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act”), filed by the Company with the Securities and Exchange Commission (the “Commission”). The Registration Statement relates to the offer by the Company of up to 2,018,800 shares (the “2020 Plan Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), which are issuable pursuant to the GeoVax, Inc. 2020 Stock Incentive Plan, as amended through August 1, 2023 (the “2020 Plan”), and 3,000,000 shares (the “2023 Plan Shares” and, collectively with the 2020 Plan Shares, the “Shares”), which are issuable pursuant to the GeoVax 2023 Stock Incentive Plan (the “2023 Plan” and, collectively with the 2020 Plan, the “Plans”). This opinion is delivered to you pursuant to Item 8(a) of Form S-8 and Item 601(b)(5) of Regulation S-K of the Commission.

As the Company’s counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Company’s certificate of incorporation and bylaws, each as amended to date, and minutes and records of the corporate proceedings of the Company relating to the filing of the Registration Statement and the issuance of the Shares, as provided to us by the Company, certificates of public officials and of representatives of the Company, and statutes and other instruments and documents, as a basis for the opinions hereinafter expressed. In rendering this opinion, we have relied upon certificates of public officials and representatives of the Company with respect to the accuracy of the factual matters contained in such certificates.

In connection with such examination, we have assumed (a) the genuineness of all signatures and the legal capacity of all signatories; (b) the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies; and (c) the proper issuance and accuracy of certificates of public officials and representatives of the Company.

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August 22, 2023 Page 2

Based on and subject to the foregoing, and having regard for such legal considerations as we deem relevant, it is our opinion that upon issuance, delivery and payment therefor in the manner contemplated by the Plans and the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

This opinion is limited to the Delaware General Corporation Law, as currently in effect.

This opinion is rendered as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to any reference to the name of our firm in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Womble Bond Dickinson (US) LLP